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EXHIBIT 10.2.2

                                 FIRST AMENDMENT
               TO THE SUPPLEMENTAL SAVINGS AND RETIREMENT PLAN OF
                                 ROCKVILLE BANK

The Supplemental Savings and Retirement Plan of Rockville (the "Plan"), effective May 23, 2005, is amended effective December 13, 2005 as follows:

1. Section 2.05 of the Plan is amended to read in its entirety as follows:

"'Compensation' shall have the same meaning as provided in the 401(k) Plan, but without the limitation imposed by Section 401(a)(17) of the Code, including, however, amounts deferred by the Member under this Plan during a Plan Year and excluding any amounts paid during a Plan Year under any nonqualified deferred compensation plan within the meaning provided by Section 409A of the Code."